Filed Pursuant to Rule 433

Registration No. 333-193879

November 2, 2015

PRICING TERM SHEET

Pacific Gas and Electric Company

3.50% Senior Notes due June 15, 2025

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:

$200,000,000

The 3.50% Senior Notes due June 15, 2025 will be part of the same series of notes as the $400,000,000 principal amount of 3.50% Senior Notes due June 15, 2025 offered and sold by the prospectus supplement dated June 9, 2015 and the accompanying prospectus.

Trade Date:	November 2, 2015

Settlement Date:	November 5, 2015 (T+3)

Maturity Date:	June 15, 2025

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2015

Coupon:	3.50%

Price to Public:	101.358% (plus accrued interest of $2,780,555.56 for the period from and including June 12, 2015 to but excluding the date of delivery)

Benchmark Treasury:	2.00% due August 15, 2025

Benchmark Treasury Yield:	2.180%

Spread to Benchmark Treasury:	+115 basis points

Yield to Maturity:	3.330%

Optional Redemption:	At any time prior to March 15, 2025 (the date that is three months prior to the maturity date), Pacific Gas and Electric Company may, at its option, redeem the 3.50% Senior Notes in whole or in part at a redemption price equal to the greater of:

•	100% of the principal amount of the 3.50% Senior Notes to be redeemed; or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 3.50% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date), calculated as if the maturity date of such notes was March 15, 2025 (the date that is three months prior to the maturity date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after March 15, 2025, Pacific Gas and Electric Company may redeem the 3.50% Senior Notes, in whole or in part, at 100% of the principal amount of the 3.50% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent Debt Offering:	$450,000,000 principal amount of 4.25% Senior Notes due March 15, 2046

CUSIP / ISIN:	694308HM2/US694308HM22

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

CastleOak Securities, L.P.

Apto Partners, LLC

Drexel Hamilton, LLC

Siebert Brandford Shank & Co., L.L.C.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Goldman, Sachs & Co., toll free at 1 (866) 471-2526, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1 (800) 294-1322, (iii) RBC Capital Markets, LLC, toll free at 1 (866) 375-6829, and (iv) Wells Fargo Securities, LLC, toll free at 1 (800) 645-3751.

PRICING TERM SHEET

Pacific Gas and Electric Company

4.25% Senior Notes due March 15, 2046

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:	$450,000,000

Trade Date:	November 2, 2015

Settlement Date:	November 5, 2015 (T+3)

Maturity Date:	March 15, 2046

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2016

Coupon:	4.25%

Price to Public:	98.130%

Benchmark Treasury:	3.00% due May 15, 2045

Benchmark Treasury Yield:	2.962%

Spread to Benchmark Treasury:	+140 basis points

Yield to Maturity:	4.362%

Optional Redemption:	At any time prior to September 15, 2045 (the date that is six months prior to the maturity date), Pacific Gas and Electric Company may, at its option, redeem the 4.25% Senior Notes in whole or in part at a redemption price equal to the greater of:

•	100% of the principal amount of the 4.25% Senior Notes to be redeemed; or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 4.25% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date), calculated as if the maturity date of such notes was September 15, 2045 (the date that is six months prior to the maturity date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after September 15, 2045, Pacific Gas and Electric Company may redeem the 4.25% Senior Notes, in whole or in part, at 100% of the principal amount of the 4.25% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent Debt Offering:	$200,000,000 principal amount of 3.50% Senior Notes due June 15, 2025

CUSIP / ISIN:	694308HN0 / US694308HN05

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

CastleOak Securities, L.P.

Apto Partners, LLC

Drexel Hamilton, LLC

Siebert Brandford Shank & Co., L.L.C.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Goldman, Sachs & Co., toll free at 1 (866) 471-2526, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1 (800) 294-1322, (iii) RBC Capital Markets, LLC, toll free at 1 (866) 375-6829, and (iv) Wells Fargo Securities, LLC, toll free at 1 (800) 645-3751.